Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Idera Pharmaceuticals, Inc.	MacDougall Biomedical Communications
Kelly Luethje	Chris Erdman
617-679-5519	508-647-0209
E-mail: kluethje@iderapharma.com	E-mail: cerdman@macbiocom.com
Idera Pharmaceuticals Reports Fourth Quarter
and Full Year 2006 Financial Results
Cambridge, MA, March 6, 2007 — Idera Pharmaceuticals Inc. (AMEX: IDP), a biopharmaceutical company focused on developing therapeutics targeting Toll-like Receptors (TLR), today reported financial results for the quarter and year ended December 31, 2006.
“Idera made very significant advances in 2006 toward building a leading biopharmaceutical company focused on therapeutics targeting toll-like receptors,” said Sudhir Agrawal, D. Phil., Chief Executive Officer and Chief Scientific Officer. “In 2006, our discovery team expanded our portfolio of compounds targeting TLRs, including novel agonists of TLR7 and 8, and antagonists of TLR7, 8 and 9. Our development team formed an Oncology Clinical Advisory Board to assist in our oncology strategy with IMO-2055, and conducted studies with our second TLR9 agonist IMO-2125 toward supporting the filing of an Investigational New Drug application. Our corporate achievements included strengthening the Company’s intellectual property position and entering into a collaboration with Merck on vaccines for cancer, infectious diseases, and Alzheimer’s disease. In 2007, Idera expects to continue advancing its scientific leadership, drug candidates, partnered programs, and other business goals.”
Fourth Quarter Results
The Company reported a net loss of $4.7 million or $0.26 per share for the three months ended December 31, 2006, compared to a net loss of $3.9 million, or $0.28 per share for the same period in 2005.
Total revenues for the three months ended December 31, 2006 were $0.6 million compared to $1.4 million for the same period in 2005. The decrease in 2006 revenue is primarily due to a reimbursement of third party expenses in 2005 as part of the Company’s collaboration with Novartis, offset in part by license fees recognized under the collaboration with Merck & Co., Inc. (“Merck”) signed in December 2006.

Research and Development expenses for the three months ended December 31, 2006 totaled $3.0 million compared to $4.0 million for the same period in 2005. The decrease in 2006 R&D expense is primarily due to a third party expense incurred by the Company in 2005 related to the Novartis collaboration and lower clinical trial expenses in 2006, offset in part by higher payroll costs, including an increase in stock-based compensation due to the adoption of SFAS 123R.
General and Administrative expenses for the three months ended December 31, 2006 were $2.3 million compared to $1.3 million for the same period in 2005. The increase in G&A is primarily attributable to increased stock-based compensation, higher payroll costs, and expenses associated with entering into a collaboration with Merck.
Full Year Results
For the year ended December 31, 2006, the Company’s net loss was $16.5 million or $0.99 per share, compared to a net loss of $13.7 million, or $0.99 per share for 2005.
For the year ended December 31, 2006, revenues totaled $2.4 million compared to $2.5 million for 2005. The decrease in revenue is primarily due to a reimbursement of third party expenses in 2005 as part of the Company’s collaboration with Novartis, offset by a full year of license revenue recognized in 2006 under the same collaboration with Novartis and license fees recognized under the collaboration with Merck signed in December 2006.
For the year ended December 31, 2006, Research and Development expenses totaled $12.7 million compared to $11.2 million for 2005. The increase in R&D expense is primarily due to initiation of the development program for IMO-2125 in infectious disease, higher payroll costs and an increase in stock-based compensation, offset in part by a decrease in third party expenses incurred by the Company in 2005 related to the Novartis collaboration.
For the year ended December 31, 2006, General and Administrative expenses totaled $6.3 million compared to $5.1 million for 2005. The increase in G&A expense primarily reflects higher payroll costs, increased stock-based compensation and expenses associated with entering into a collaboration with Merck.
As of December 31, 2006, cash, cash equivalents and short-term investments totaled approximately $38.2 million compared to $8.4 million at December 31, 2005. This increase reflects an upfront license fee and an equity investment received from Merck and financing proceeds raised in 2006.

2006 and Recent Corporate Highlights
Product Pipeline and Scientific Progress:
Oncology
•	IMO-2055, a TLR9 agonist, is the Company’s lead candidate in oncology. The Company is currently conducting a phase 2 clinical trial of IMO-2055 as a monotherapy in metastatic or recurrent renal cell carcinoma. The Company expects to complete enrollment in Stage A of the trial shortly and expects to announce the results of this study by the end of 2007.
•	The Company is also conducting a phase 1/2 trial of IMO-2055 in combination with chemotherapeutic agents in refractory solid tumor patients. The Company expects to announce the results of phase 1 of this study by the end of 2007.
•	In July 2006, the Company formed an Oncology Clinical Advisory Board of ten internationally prominent physicians and scientists with broad expertise in oncology drug development and clinical practice to advise the Company on the clinical development of IMO-2055 in oncology, including which indications to pursue and on trial design.
•	The Company’s academic collaborators reported preclinical data showing that the Company’s TLR9 agonist potentiates the anti-tumor activity of the EGFR inhibitor cetuximab, and the VEGF inhibitor bevacizumab in mouse models of human cancer.
•	Based on preclinical data, our clinical experience, and input from members of the Oncology Clinical Advisory Board, the Company plans to initiate new oncology clinical trials in 2007 to evaluate IMO-2055 in combination with standard oncology therapies in oncology indications to be determined.
Infectious Diseases
•	The Company’s second lead drug candidate is IMO-2125, a novel TLR9 agonist that the Company is initially developing for the treatment of hepatitis C. In preclinical studies IMO-2125 has induced interferon-alpha and other cytokines. The Company has completed preclinical and toxicology studies for IMO-2125 to support the filing of an Investigational New Drug application, which we intend to submit to the U.S. Food and Drug Administration in the second quarter of 2007.
Autoimmune Diseases
•	Recent studies by others have shown that TLRs recognize DNA- and RNA-containing immune complexes in human autoimmune diseases, such as lupus. These findings suggest that blocking immune responses through TLRs may be a useful therapeutic approach for certain autoimmune diseases. The Company has identified a novel class of DNA-based compounds that act as antagonists of specific TLRs. In mouse models of lupus, mice treated with one of our TLR antagonists showed improvement in several disease parameters.

Discovery of compounds targeted to TLRs
•	The Company continues to advance its chemistry-based discovery approach to identifying novel compounds targeted to TLRs 7, 8, and 9. The Company has expanded its portfolio of RNA-based compounds, which we refer to as SIMRA (stabilized immune modulatory RNA), and which act as agonists of TLR7 and TLR8. The Company has also identified DNA-based compounds that act as antagonists of TLRs 7, 8, and 9.
•	Since the end of the third quarter 2006, the Company presented data regarding some of these compounds at the following scientific meetings:
•	Oligonucleotide Therapeutics Society, October 2006, five presentations

•	American College of Rheumatology, November 2006, and

•	Keystone Symposium, February 2007
Business Highlights
•	In December 2006, the Company entered into an Exclusive License and Research Collaboration Agreement with Merck to research, develop and commercialize vaccine products containing Idera’s agonist compounds targeting TLRs 7, 8 and 9 in the fields of oncology, infectious diseases and Alzheimer’s disease (the “Licensed Fields”). Merck and Idera also agreed to engage in a two-year research and development collaboration to generate novel agonists targeting TLR7 and TLR8 and incorporating both Merck and Idera chemistry for use in the Licensed Fields. This collaboration may be extended by Merck for two additional one-year periods.

Under the terms of the agreement:
•	Merck paid Idera a $20 million upfront license fee;

•	Merck purchased $10 million of Idera’s common stock;

•	Merck agreed to fund the research and development collaboration; and

•	Merck agreed to pay Idera milestone payments as follows:
•	Up to $165 million if vaccines containing Idera’s TLR9 agonist compounds are successfully developed and marketed in each of the oncology, infectious disease and Alzheimer’s disease fields; and

•	Up to $260 million if vaccines containing Idera’s TLR9 agonist compounds are successfully developed and marketed for follow-on indications in the oncology field and if vaccines containing Idera’s TLR 7 and 8 agonists are successfully developed and marketed in each of the oncology, infectious disease and Alzheimer’s disease fields.
There is no limit to the number of vaccines to which Merck can apply Idera’s TLR agonists within the Licensed Fields. If Merck develops and commercializes additional vaccines using Idera’s agonists, Idera would be entitled to receive additional milestone payments. Merck also agreed to pay Idera royalties on net product sales of vaccines using Idera’s TLR agonist technology that are developed and marketed.

•	The collaboration between Idera and Novartis for the discovery, development, and commercialization of TLR9 agonists for the treatment of asthma and allergy indications continues to progress. In March 2007, the Company announced that Novartis opted to extend the research program under the agreement for an additional year.
•	In early 2007, Dr. Alice Bexon joined Idera as Vice President of Clinical Development.
•	In March 2006, the Company raised gross proceeds of $9.75 million in a private placement of common stock and warrants to new institutional investors, led by Baker Brothers Investments. The Company raised an additional $9.75 million in 2006 through the sales of common stock to an investor group, Biotech Shares Ltd., under an agreement entered into in March 2006.
•	In June 2006, the Company effected a one-for-eight reverse stock split of issued and outstanding common stock.
•	In February 2007, the Company converted its 4% Convertible Subordinated notes due 2008 in the aggregate principal amount of $5,032,750 into shares of the Company’s common stock.
•	In December 2006, the Company entered into a seven-year operating lease agreement for approximately 26,500 square feet of space in Cambridge, MA to house its operations, commencing May 2007.
Intellectual Property
•	The United States Patent and Trademark Office issued the Company three patents in 2006 and early 2007:
•	US 7,176,296 claiming compounds comprising a synthetic immunostimulatory motif and an immunomodulatory moiety;

•	US 7,115,579 claiming a method of inducing an immune response via administration of certain compounds that act through TLRs; and

•	US 7,105,495 claiming methods for modulating the immunostimulatory effect of novel dinucleotide motifs and CpG motifs by introducing modifications in the flanking sequence.
•	The opposition window for EU 1,278,761, claiming compositions of matter and methods of use for certain immune modulatory oligonucleotides, closed with no opposition and the patent was validated in 16 European countries. The Australian Patent Office issued the Company a similar patent AU 2001257366.
•	The Company’s U.S. and foreign patents and patent applications claiming compounds targeted to TLRs have increased by approximately 30 since the end of 2005, and now total over 180.

About Idera Pharmaceuticals, Inc.
Idera Pharmaceuticals is a drug discovery and development company that is developing drug candidates to treat cancer and infectious, respiratory, and autoimmune diseases, and for use as vaccine adjuvants. Idera’s proprietary drug candidates are designed to modulate TLRs, the body’s first line of immune defense. Idera’s pioneering DNA chemistry expertise enables it to identify drug candidates for internal development and creates opportunities for multiple collaborative alliances. Idera’s most advanced clinical candidate, IMO-2055, is an agonist of TLR9 and is currently in a Phase 2 trial in oncology and in a Phase 1/2 chemotherapy combination trial in oncology. Idera has selected a second TLR9 agonist, IMO-2125, as a lead candidate for treating infectious diseases. Idera is collaborating with Novartis International Pharmaceutical, Ltd. for the discovery, development, and commercialization of TLR9 agonists for the treatment of asthma and allergy indications. Idera is also collaborating with Merck & Co., Inc. for the use of Idera’s TLR7, 8 and 9 agonists in combination with Merck’s therapeutic and prophylactic vaccines in the areas of oncology, infectious diseases, and Alzheimer’s disease. For more information, visit www.iderapharma.com.
Forward Looking Statements
This press release contains forward-looking statements concerning Idera Pharmaceuticals, Inc. that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Idera’s actual results to differ materially from those indicated by such forward-looking statements, including whether products based on Idera’s technology will advance into or through the clinical trial process on a timely basis or at all and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether the Company will complete enrollment of clinical trials or announce trial results in the time expected; whether, if the Company’s products receive approval, they will be successfully distributed and marketed; whether the results of preclinical studies will be indicative of results that may be obtained in clinical trials; whether the Company’s collaborations with Novartis and Merck will be successful; whether the patents and patent applications owned or licensed by Idera will protect the Company’s technology and prevent others from infringing it; whether Idera’s cash resources will be sufficient to fund product development and clinical trials; and such other important factors as are set forth under the caption “Risk Factors” in Idera’s Quarterly Report on Form 10-Q filed on November 13, 2006, which important factors are incorporated herein by reference. Idera disclaims any intention or obligation to update any forward-looking statements.

Idera Pharmaceuticals, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)
Revenues	$592	$1,441	$2,421	$2,467
Operating Expenses
Research & Development	3,046	3,987	12,705	11,170
General & Administrative	2,301	1,339	6,276	5,120

Total Operating Expenses	5,347	5,326	18,981	16,290

Loss from Operations	(4,755)	(3,885)	(16,560)	(13,823)
Other, net	71	5	80	117

Loss before income taxes	(4,684)	(3,880)	(16,480)	(13,706)
Income tax provision	(45)	—	(45)	—

Net Loss Applicable To Common Stockholders	$(4,729)	$(3,880)	$(16,525)	$(13,706)

Basic and Diluted Net Loss Per Common Share	$(0.26)	$(0.28)	$(0.99)	$(0.99)

Shares Used In Computing Basic and Diluted Net Loss Per Common Share	18,352	13,902	16,625	13,886

Idera Pharmaceuticals, Inc.
Consolidated Condensed Balance Sheet Data
(In thousands)

	December 31,
	2006	2006	2005
		Pro Forma (1)
	(unaudited)	(unaudited)
Cash, Cash Equivalents And Investments	$38,187	$38,153	$8,376
Receivables & Other Assets	2,354	2,056	1,613

Total Assets	$40,541	$40,209	$9,989

Deferred Revenue — Current	$5,992	$5,992	$2,171
Other Current Liabilities	2,026	1,992	1,881
Notes Payable	5,033	—	5,033
Other Non-Current Liabilities	3	3	10
Deferred Revenue — Non-current	15,250	15,250	1,229
Total Stockholders’ Equity (Deficit)	12,237	16,972	(335)

Total Liabilities & Stockholders’ Equity	$40,541	$40,209	$9,989

(1)	The Pro Forma December 31, 2006 Balance Sheet Data reflects the conversion of all of the Company’s 4% convertible notes into 706,844 shares of common stock on February 20, 2007. The Pro Forma column also reflects the reclassification of deferred financing costs to equity and the payment of accrued interest.
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